Exhibit 99.1

CalciMedica Announces Positive Topline Data from Phase 2b CARPO Trial of Auxora™ in Acute Pancreatitis (AP)

Primary objective of the trial met with statistically significant dose response with up to 43.6% relative reduction (2.1 day improvement) in median time to solid food tolerance versus placebo in hyper-inflamed patients

Statistically significant dose response with up to 61.7% reduction in severe organ failure in all patients versus placebo

Up to 100% reduction in hospital stays longer than 21 days

Planning End-of-Phase 2 meeting with the FDA in preparation for a pivotal trial

Conference call to discuss the CARPO topline results scheduled for 8:30 a.m. ET today

LA JOLLA, Calif., June 27, 2024 /PRNewswire/ — CalciMedica Inc. (“CalciMedica”) (Nasdaq: CALC), a clinical-stage biopharmaceutical company focused on developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for acute and chronic inflammatory and immunologic illnesses, today announced positive topline data from CARPO, the Company’s randomized, double-blind, placebo-controlled Phase 2b trial evaluating Auxora™ for the treatment of acute pancreatitis (AP) with accompanying systemic inflammatory response syndrome (SIRS). The trial established a dose response for Auxora across multiple endpoints, identified both the target patient population and the likely drug dose for a pivotal trial, and re-affirmed Auxora’s safety profile and tolerability as seen in prior clinical trials.

“With these results, CARPO has added significantly to the body of evidence showing Auxora’s potential as an effective treatment for critically ill patients with acute inflammatory disease and warrants advancing our drug in both AP and acute kidney injury,” said Rachel Leheny, Ph.D., Chief Executive Officer of CalciMedica. “We plan to move quickly towards initiating our Phase 3 trial in AP and are eager to engage with the FDA to discuss our trial plans once we have all the data from CARPO. We look forward to unlocking Auxora’s potential to treat these patients who have few treatment options.”

“There are currently no drugs for the treatment of AP and the CARPO data show a benefit in multiple endpoints, supporting the need for Auxora,” said Joseph Miller, M.D., Clinical Associate Professor of Emergency Medicine at Henry Ford Health and Michigan State University and Associate Director Emergency Care Research at Henry Ford Health and a principal investigator in the CARPO trial. “AP is one of the costliest gastrointestinal diseases for hospitals due to prolonged lengths of stay for severe patients. By reducing the occurrence of severe organ failure and extended hospital stays, Auxora may provide significant benefits to patients with AP and to the health care system and should be welcomed by clinicians and hospitals.”

The CARPO Trial Topline Results:

The Phase 2b CARPO trial was an international, randomized, double-blind, placebo-controlled, dose-ranging trial intended to establish Auxora’s dose-response and efficacy in AP with accompanying SIRS. The trial reached its target enrollment of 216. Patients were randomized into four groups to receive either high 2.0 mg/kg dose (n=53), medium 1.0 mg/kg dose (n=56) or low 0.5 mg/kg dose (n=52) of Auxora or a matched dose of placebo (n=53) intravenously every 24 hours for a total of three doses. Treatment and observation of patients continued for 30 days. Patients were stratified by baseline hematocrit, a biomarker for inflammation severity, so that efficacy in a pre-specified hyper-inflamed sub-group of patients could be evaluated. These patients represented approximately 43% of the patients enrolled (2.0 mg/kg, n=23; 1.0 mg/kg, n=25; 0.5 mg/kg, n=24; and placebo, n=20). Patients were well-matched for all baseline characteristics with the exception that the placebo group had approximately 12% lower proportion of hyper-inflamed patients than the study overall.

Summary of Efficacy Data:

CARPO met its study objective by showing a dose response for time to solid food tolerance as well as other clinical endpoints. The primary endpoint of median time to solid food tolerance in the pre-specified subgroup of patients with hyper-inflammatory acute pancreatitis showed a statistically significant dose response with placebo patients requiring 4.7 days to tolerate solid food and patients in the high dose group showing a 1.9 day improvement (41.0% relative risk reduction) when compared to placebo, the medium dose group a 2.1 day improvement (43.6% relative risk reduction) and the low dose group a 1.5 day improvement (31.0% relative risk reduction). In patients without hyper-inflammatory AP, Auxora did not show a measurable benefit due to the patients tolerating solid food relatively quickly in all treatment groups.

Additionally, Auxora demonstrated a statistically significant dose response in reduction of severe organ failure which was defined as respiratory failure requiring invasive mechanical ventilation or 48 hours or more of high-flow nasal canula therapy, renal failure requiring renal replacement therapy, or cardiovascular failure requiring the use of vasopressor or inotropic support for greater than 48 hours. Severe organ failure occurred in 3.8% of high dose patients, 3.6% of medium dose patients, 9.6% of low dose patients, and 9.4% of placebo patients, representing a 59.6% relative risk reduction for the high dose patients when compared to placebo and 61.7% risk reduction for the medium dose patients when compared to placebo.

The median length of hospital stay was 5.0 days for the placebo group while the high dose group showed a reduction in the length of stay of 1.0 day. The mean length of stay showed a greater benefit: the placebo patients had a mean stay of 7.1 days and both the high dose and medium dose patients had a reduction of 1.2 days. In the patients with hyperinflammatory acute pancreatitis, the reduction was even greater, 1.5 days for the hyper-inflamed high dose patients and 1.9 days for the hyper-inflamed medium dose patients.

The proportion of patients who remained in the hospital for longer than 21 days was 0% for high dose patients, 1.8% for medium dose patients, 5.8% for low dose patients, and 5.7% for placebo patients. Comparing the combined placebo and low dose patients to the combined high and medium dose patients, this represents a 84.3% relative risk for a prolonged hospital stay.

Summary of Safety Data:

Auxora was well-tolerated with 20 treatment-emergent serious adverse events (TESAEs) reported in the placebo group, 14 in the high dose group, 21 in the medium dose group, and 23 in the low dose group. None of the TESAEs in the high and medium dose groups and only 1 in the low dose group were deemed to be drug-related. There were no related TESAEs in the placebo group. Treatment-emergent adverse events (TEAEs) led to drug discontinuation in 3 patients in the placebo group, 2 in the high dose group, 2 in the medium dose group, and 2 in the low dose group. TEAEs led to death in 1 patient in the placebo group and 1 in the medium dose group. There were no deaths in the high dose or low dose group.

“Consistent with our prior Phase 2b CARDEA trial in severe and critical COVID pneumonia patients and with our Phase 2a trial in AP patients with SIRS and hypoxemia, CARPO has demonstrated Auxora’s potential to treat some of the more severely ill patients with acute inflammatory diseases,” said Sudarshan Hebbar, M.D., Chief Medical Officer of CalciMedica. “Importantly, we found that Auxora provided patients with clinically meaningful improvements in key outcome measures, while also being well-tolerated. We have identified the target population of patients most likely to benefit from Auxora and determined the likely dose for a pivotal trial. With this information we are more confident in proceeding with a pivotal program in AP. I want to thank the patients who enrolled in the trial as well as the investigators and their study teams for their hard work and contributions to the success of this trial. CARPO has advanced our understanding of AP and brought us closer to a solution for this potentially life-threatening condition for which currently no approved therapy exists.”

“CARPO has demonstrated that patients with hyper-inflammation benefit most from Auxora. This is encouraging as we initiate KOURAGE where we have established enrollment criteria that select the acute kidney injury patients who are most likely to be suffering from severe inflammation and where reduction of organ failure is a key metric of efficacy,” said Lakhmir Chawla, M.D., Clinical Professor of Medicine at University of California San Diego, Chief Medical Officer at ExThera Medical, Scientific Advisor to CalciMedica, and Chair of the KOURAGE Steering Committee.

CalciMedica intends to present additional data from CARPO, including results from the analysis of CTs taken at baseline and 30-days post enrollment, at a medical meeting later this year.

Conference Call and Webcast Details

Stockholders and other interested parties may participate in the call by following the instructions below. A live webcast of the event can also be accessed in the “Upcoming Events” section of CalciMedica’s IR website at https://ir.calcimedica.com/. A replay of the webcast will be available following the completion of the event.

Participant Webcast Link: https://app.webinar.net/jDbvg4E9yPn

Participant Dial-in Numbers: 1-800-836-8184 (US) and 1-646-357-8785 (international)

About Auxora™

CalciMedica’s lead clinical compound, Auxora™, is a potent and selective small molecule inhibitor of Orai1-containing CRAC channels that is being developed for use in patients with acute inflammatory and immunologic illnesses. CRAC channels are found on many cell types, including immune system cells, endothelium cells and pancreatic acinar cells, where aberrant activation of these channels may play a key role in the pathobiology of acute and chronic inflammatory syndromes. Auxora is currently being evaluated in: (i) a Phase 2b trial for acute pancreatitis (AP) with accompanying systemic inflammatory response syndrome (SIRS), called CARPO, (ii) a Phase 2 trial in acute kidney injury (AKI) with associated acute hypoxemic respiratory failure (AHRF), called KOURAGE, and (iii) an investigator-sponsored Phase 1/2 trial, called CRSPA, being conducted in pediatric patients with asparaginase-induced pancreatic toxicity (AIPT) as a side effect of pediatric acute lymphoblastic leukemia treatment with asparaginase. There are currently no approved therapies to treat either AP, AKI or AIPT. In previous trials, patients responded well to Auxora regardless of severity or cause of disease. CalciMedica is also exploring the potential of Auxora treatment for other acute indications including acute respiratory distress syndrome.

About AP

AP, or inflammation of the pancreas, can be a life-threatening condition. Moderate or severe AP sometimes leads to pancreatic cell death or necrosis, systemic inflammation, organ failure and death. There are an estimated 275,000 hospitalizations for AP annually in the United States, of which approximately 40% present with SIRS, a predictor of moderate and severe disease which can compromise the function of other tissues or organs, especially the lungs. Organ failure is responsible for much of the mortality seen in AP. There is currently no approved therapy for AP. Details of the CARPO trial are available on clinicaltrials.gov (NCT04681066).

About KOURAGE and AKI

KOURAGE is a randomized, double-blind, placebo-controlled study that will evaluate 150 patients with Stage 2 and 3 AKI who have AHRF and are receiving oxygen by non-invasive mechanical ventilation, high flow nasal cannula or intermittent mandatory ventilation (IMV). AKI denotes a sudden reduction in kidney function, the organ’s ability to clean and filter the blood. AKI can result as a complication of other serious illnesses such as sepsis, respiratory infections and failure, acute pancreatitis, trauma, surgery and burns. There are approximately 3.7 million patients hospitalized with AKI in the United States each year with approximately 1.1 million advancing to Stage 2 and Stage 3 AKI, over half of whom have associated AHRF. The risk of serious morbidities and mortality is significant for advanced Stage 2 and Stage 3 AKI patients. There are currently no approved therapies for AKI.

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company focused on developing novel CRAC channel inhibition therapies for inflammatory and immunologic diseases. CalciMedica’s proprietary technology targets the inhibition of CRAC channels to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in life-threatening inflammatory and immunologic diseases for which there are currently no approved therapies. CalciMedica’s lead product candidate Auxora™, has demonstrated positive and consistent clinical results in multiple completed efficacy clinical trials. CalciMedica has completed a Phase 2b trial (called CARPO – NCT04681066) in AP with SIRS and a Phase 2b trial (called CARDEA – NCT04345614) in COVID pneumonia patients, continues to support the ongoing Phase 1/2 AIPT study (called CRSPA – NCT04195347), with data expected in 2025, and has initiated its Phase 2 study (called KOURAGE – NCT06374797) in AKI with associated AHRF with data expected in 2025. CalciMedica was founded by scientists from Torrey Pines Therapeutics and the Harvard CBR Institute for Biomedical Research, and is headquartered in La Jolla, CA. For more information, please visit www.calcimedica.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, statements related to: CalciMedica’s business strategy; the potential benefits of Auxora for treatment of AP patients and the healthcare system; the dose response for Auxora across multiple endpoints, the target patient population and the likely drug dose for a pivotal trial; CalciMedica’s planned and ongoing clinical trials and the timing, design, expected patient enrollment thereof and the expected timing for the release of data from those trials, including its plans to present additional data from the Phase 2b CARPO trial of Auxora for AP with accompanying SIRS at future medical meeting later this year; plans to move forward rapidly with a pivotal trial of Auxora for AP; plans regarding its ongoing Phase 1/2 CRSPA trial of Auxora in pediatric patients with AIPT and its planned Phase 2 KOURAGE trial of Auxora in AKI with associated AHRF; the potential benefits of Auxora for the treatment of AIPT and AKI; and the potential of CalciMedica’s proprietary technology to provide therapeutic benefits in life-threatening inflammatory and immunologic diseases. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. CalciMedica’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including, but not limited to, risks and uncertainties related to: the impact of fluctuations in global financial markets on CalciMedica’s business and the actions it may take in response thereto; CalciMedica’s ability to execute its plans and strategies; the ability to obtain and maintain regulatory approval for Auxora; results from clinical trials or preclinical studies may not be indicative of results that may be observed in the future; potential safety and other complications from Auxora; the scope, progress and expansion of developing and commercializing Auxora; the size and growth of the market therefor and the rate and degree of market acceptance thereof; economic, business, competitive, and/or regulatory factors affecting the business of CalciMedica generally; CalciMedica’s ability to protect its intellectual property position; and the impact of government laws and regulations. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in CalciMedica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and elsewhere in CalciMedica’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the Securities and Exchange Commission (SEC) from time to time and available at www.sec.gov. These documents can be accessed on CalciMedica’s web page at ir.calcimedica.com/financials-filings/sec-filings. The forward-looking statements contained herein are made as of the date hereof, and CalciMedica undertakes no obligation to update them after this date, except as required by law.

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